EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES RECORD PRODUCTION
FORT WORTH, TEXAS, APRIL 19, 2006 . . . RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. First quarter 2006 production volumes rose to 257.1 Mmcfe per day, a 12% increase over the prior-year period. This represents the highest quarterly production in Range’s history. The increase is attributable to the success of the Company’s multi-year drilling program. Range has now recorded 13 consecutive quarters of sequential production growth.
Range’s 2006 drilling program is off to a solid start with 27 drilling rigs currently running. For the year, 1,065 gross (789 net) wells and 63 (44 net) recompletions are planned as part of the Company’s $429 million capital budget. First quarter development and exploration expenditures of $106 million funded the drilling of 206 (149 net) wells and 21 (20 net) recompletions. A 99% success rate was achieved with 205 (148 net) wells productive. By quarter-end, 96 (66 net) of the wells had been placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the quarter, the Company expects to recognize exploration expense of approximately $9.5 million, including nearly $5 million of seismic expenditures. Average realized prices, after adjustment for hedging, are anticipated to exceed $7.50 per mcfe, an increase of $2.28 per mcfe or 44% higher than the prior-year period. The increase was partially attributable to the rolling off of the Company’s lower price hedges at year-end 2005.
During the quarter, Range’s Appalachian division drilled 149 (106 net) wells in its tight sandstone and coal bed methane properties, achieving a 100% success rate. For the year, 792 (572 net) wells are budgeted for the region. Currently, the division is running 15 rigs. The division initiated CBM expansion efforts at Haysi, a northeast extension to the Nora field in western Virginia, and the Unity project in southwestern Pennsylvania. Recently, the Company drilled, completed and began testing its first horizontal shale well in Pennsylvania. Nearby, a second horizontal shale test has just reached total depth. To date, three vertical shale wells have been placed online, and plans are to drill at least 10 vertical and three horizontal wells to test the play. In addition to the shale pay, additional pay zones have been identified. Range has acquired 248,000 net acres to date in this play. In the Trenton Black River play, Range plans to spud its first test well in southwestern Pennsylvania during the second quarter with partner Fortuna Energy, Inc. a wholly owned subsidiary of Talisman Energy, Inc. In addition, the Company plans a completion attempt in the Trenton Black River interval of a previously drilled well in Bradford County, Pennsylvania.
The Permian division drilled 32 wells during the first quarter. In New Mexico, a two-rig program drilled 11 wells on our Eunice properties, all of which were successful. Since initiating development operations in mid-2005, net production has more than doubled to 16 Mmcfe per day. On our Barnett shale acreage in the Fort Worth basin, plans are to shoot a 3-D seismic program this summer and spud a well late third quarter or early fourth quarter. A 3-D seismic shoot of our Reeves/Culbertson County acreage is planned for the second quarter, with the initial test scheduled later this year. At the Fuhrman-Mascho field in Andrews County, Texas, 13 wells were drilled and placed on production. After capturing the initial flush production, 10 of these wells will be converted to injectors as part of the waterflood expansion. At the Conger field in Sterling County, Texas we drilled five wells in the quarter. The first four wells are currently producing at a combined gross rate of 2.2 Mmcfe per day, while the fifth well is completing. In East Texas, a Woodbine test (50% working interest) was drilled to approximately 15,000 feet, but was deemed non-commercial. The well was plugged back and a 4,800 foot horizontal lateral was drilled in the Austin Chalk. Since being turned to sales roughly 30 days ago, the well has averaged more than 4 Mmcfe per day (1.5 net). Range is currently drilling the first of two laterals in an offset well located on a 10,000-acre block in which Range owns a 50% working interest. Testing and sales from the well should begin later in the second quarter. To the northeast, Range also completed an Austin Chalk well that is currently producing at a pipeline restrained rate of 7 (2.1 net) Mmcfe per day after seven months of production.
First quarter results for the Midcontinent division included the drilling of 18 (11 net) wells. A Watonga-Chickasha test encountered pay in the Springer, producing 1.7 (1.3 net) Mmcfe per day. The offset to the Company’s Hunton well in the Texas Panhandle is testing 1.8 (1.1 net) Mmcfe per day from the Hunton. An additional completion in the well is planned for the St. Louis Limestone during the second quarter. In southern Oklahoma, the Company’s 23,000 foot exploratory well has reached total depth and was logged. This well logged over 150 feet of pay in Mississippian and Pennsylvanian age intervals. Range owns a 16% working interest in the initial test well. In the play, Range has accumulated 12,000 acres with an average working interest of 37%.
The Gulf Coast division drilled one well during the first quarter, while waiting on rigs for other projects. The first Norphlet test in Mississippi is expected to spud late in the second quarter. Range will have a 25% working interest in the well. Offshore, two wells at West Cameron 295 and one at High Island 73 should go to sales shortly, adding an estimated 4.5 Mmcf per day net to Range.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “Operationally, we are off to a terrific start in 2006. Our drilling results continue to be in line with expectations and production continues to climb, reaching record levels. Additionally, we are increasing our acreage position in key projects and expanding our drilling inventory. With the 12% increase in production coupled with the rolling off of the low-price hedges at year-end 2005, our first quarter 2006 financial results are anticipated to set record highs in essentially all of the key measures.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2006-8

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles
(817) 870-2601
www.rangeresources.com